Exhibit 99.4

Office of the United States Trustee

DEBTOR IN POSSESSION OPERATING REPORT

Report Number:	79

For the Period FROM:	5/1/2008

TO:	5/31/2008

In re:
     The Kushner-Locke Company
Chapter 11
Case No. LA 01-44828-SB (Administratively Consolidated with
Case Nos. LA 01-44829-SB through LA 01-44831-SB; LA 01-
44833-SB through LA 01-44836-SB; and LA 01-44841-SB)

1 Profit and Loss Statement (Accrual Basis Only)

A. Related to Business Operations
Gross Sales		$—

Costs Related to Revenues (Film Cost Amortization)
Gross Profit			—

Less: Operating Expenses
Officer Compensation	33,788

Salaries and Wages — Other Employees	16,731

Total Salaries and Wages		50,518

Employee Benefits and Pensions		19,791

Employer Payroll Taxes/Fees	3,922

Other Taxes	1,525

Total Taxes		5,447

Rent and Lease Expense (including parking)	9,441

Distribution/Delivery Expenses	7,575

Interest Expense

Insurance

Automobile Expense/Mileage

Utilities (incl. Phone, phone equipment, internet)	345

Depreciation and Amortization

Business Equipment Leases

Business Expense reimbursement	16,343

Storage Expense	20,069

Supplies, Office Expenses, Photocopies, etc.	5,011

Bad Debts

Miscellaneous Operating Expenses	3,523

Total Operating Expenses		138,062

Net Gain/Loss from Business Operations			(138,062)

B. Not related to Business Operations
Income
Interest Income

Other Non-Operating Revenues		—

Gross Proceeds on Sale of Assets

Less: Original Cost of Assets plus expenses of sale

Net Gain/Loss on Sale of Assets		—

Total Non-Operating Income			—

Expenses Not Related to Business Operations
Legal and Professional Service Fees		12,499

Other Non-Operating Expenses (Board/Trustee fees)		4,225

Total Non-Operating Expenses			16,724

NET INCOME/(LOSS) FOR PERIOD			$(154,786)

DEBTOR IN POSSESSION OPERATING REPORT NO: 79
2 Aging of Accounts Payable and Accounts Receivable (exclude prepetition accounts payable):

	Accounts	Accounts
	Payable	Receivable
Current Under 30 days		—
Overdue 31-60 days	—	—
Overdue 61-90 days	—
Overdue 91-120 days	—
Overdue Over 121 days	—
Due in the Future	—	864,833
TOTAL	—	864,833

3 Statement of Status of Payments to Secured Creditors and Lessors:

No payments to Secured Creditors or Lessors were paid or payable during the reporting period.

4 Tax Liability

No tax payments were paid or payable during the reporting period other than payroll taxes shown above.

5 Insurance Coverage

	Carrier/	Amount of	Policy	Premium Paid
	Agent Name	Coverage	Expiration Date	Through Date
Worker’s Compensation (RENEWED)	St. Paul	1,000,000	1/14/2009	1/14/2009
Commercial Property (RENEWED)	St. Paul	2,000,000	2/14/2009	2/14/2009
Errors & Omissions — Library (RENEWED)	St. Paul	3,000,000	3/3/2009	3/3/2009
6 Questions:

A.	Has the Debtor in Possession provided compensation to any officers, directors, shareholders, or other principals without the approval of the Office of the United States Trustee?
	☐ Yes	Explain:
☑ No

B.	Has the Debtor in Possession, subsequent to the filing of the petition, made any payments on its prepetition unsecured debt, except as authorized by the Court?
	☐ Yes	Explain:
☑ No
7	Statement on Unpaid Professional Fees (Postpetition Amounts Only)

Total unpaid post-petition Professional Fees during the reporting period:	$55,190.62
8	Narrative Report of Significant Events and Events out of the Ordinary Course of Business:

None.

9	Quarterly Fees:

Paid
I, Alice Neuhauser, declare under penalty of perjury that the information contained in the above Debtor in Possession Interim Statement is true and correct to the best of my knowledge.

/s/ Alice Neuhauser Debtor in Possession